THE AGREEMENT

This Agreement ("Agreement") is made as of this 29th day of March, l999, by and between Ravendale Financial Inc. ("Agent'), Texas International Petroleum Inc., ("TIP"), and WolfStone Corporation ("WSC"). The Companies may from time to time be referred to hereinafter collectively as the "Constituents";

WHEREAS, Agent believes it to be in the best interests of its clients who own one hundred (100%) percent of the authorized and issued Common Stock of the closely held Subsurface Energy, Inc., to sell these shares to TIP; and

HEREAS, TIP believes it will be beneficial to its energy business and WSC believes it to be in the best interests of its shareholders, to acquire 100% of the authorized and issued shares of Subsurface Energy, Inc. ("SEI").

NOW THEREFORE. in consideration of the above stated, the covenants, promises and representations of each Constituent to this Agreement are as follows:

                             ARTICLE I

1.1 Organization. TIP is duly organized, validly existing and in good standing in the State of Texas, U.S.A.; has all necessary, powers to own its property and carry on its business as now owned and operated by it in any geographic area in the United States or elsewhere, wherein its business requires qualification.

1.2 Capital Stock. Of the common shares of TIP authorized, and outstanding, all are fully paid and non-assessable.

1.3 Subsidiaries. TIP has no subsidiaries, nor does it own any interest in any other enterprise, excepting those known to Constituents of this Agreement.

1.4 Financial Information. Property descriptions, lease assignments. and valuations with geological documentation is available for perusal upon request by any concerned shareholder or state or federal agency. Neither Agent nor SEI makes nor gives any warranty or guarantee, express or implied regarding valuations or other financial reports documentation which is given or made by any third party. WSC and TIP, hereby discharges and indemnifies Agent, and SEI, against all debts, liabilities, losses or obligations made or incurred in connection with any valuations or other financial reports or documentation which is given or made by any third party.

1.5 Litigation. SEI is not involved in any litigation, the nature of which would be considered other than a common hazard of conducting its business. It is not in default with respect to any order, writ, injunction or decree of any court of the United States or any foreign country,

1.6  Authority.   Agent has the right to sell and is authorized
to sell it's client's shares of SEI, being the contracted Agent for all the holders of the closely held, SEI, and is authorized execute this Agreement and has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a. legal, valid and binding obligation of Agent, and is enforceable in accordance with its terms and conditions.

                            ARTICLE II

2.1  Organization.    TIP, is duly organized validly existing and
in good standing in the State of Texas, U.S.A.. TIP has all necessary powers to issue its shares, own its property, and carry on its business as flew owned and operated by it in any geographic area of the United States or elsewhere wherein its business requires qualification.

2.2  Exchange of securities   The following shares shall be
issued to Agent and/or assigns: l,604,797 TIP shares of $20.00 par, Convertible, Class A, Preferred Stock, earning a 6% dividend per annum, in exchange for 3,209,594 $10.00 par, Common Shares of SEI, from Agent, these being all of the issued and outstanding shares of Subsurface. The Preferred Shares of TIP are convertible any time after issuance, in total or in part, to Common Shares of WSC. Restricted Common Stock of WSC received through conversion shall bear a 12 month legend. The Preferred TIP shares to be converted on a l = 1 ratio with WSC Common stock. The purchase price of SEI is based. upon evaluation of this company's proven producing reserves at $32,095,940.

Other Shares included in this transaction are 5,000 shares of $40.00 par Convertible, Cumulative Class -B, Preferred Stock, of' WSC, earning a 5% annual dividend, first payment, April 28, 2000, conversion ratio: 1=3 Common Shares; conversion at discretion of holders any time after issuance. These shares to be issued to persons for their efforts negotiating this transaction. After conversion, and. at a later date, WSC, according to internal agreement with its subsidiary will assist by arranging the sale of 50,000 shares of the common stock, through a stock brokerage firm at market value, but for no less than $4.25, or, in lieu of being able to arrange this transaction, or in event the market should fall below $4.25, WSC shall purchase the 50,000 shares at a minimum of $4.25 per share, at $25,000 per month for five months and $87,500. on the sixth month. Sale or purchase of the first segment of the 50,000 shares shall be made and payment thereof to Agent or assigns shall be due within 40 days from conversion date and payments as detailed above shall continue on the sane date, for each of five following months: 6 monthly payments in total.

2.2(a) At the effective date hereto, there shall not, be any outstanding subscriptions, options., rights, warrants, debentures, convertible securities, preferred stock or other such instruments or commitments unknown to TIP or WSC obligating SEI to issue or transfer from the later firm's treasury, additional shares of its capital stock of any class.

2.2(b) Agent shall, according to agreement with its clients, be responsible for distribution of the certificates of $20.00 per Convertible Preferred Stock an Common Stock, to the shareholders of SEI. The certificates shall be issued in the names of the shareholders, and in such denominations per shareholder as shall be presented to TIP, and all issued certificates shall be delivered to Agent, by express, certified mail.

2.3 Subsidiaries. TIP currently has no subsidiaries or divisions. It is the intent that SEI shall become a division of TIP, responsible for production and coordination with the field management group.

2.4 Financial Information. All financial information of SEI is currently known to the Constituents.

2.5 Litigation. SEI is not involved in any litigation, the nature or which would he considered other than a common hazard of conducting business. SEI is not in default with respect to any order, writ, injunction or decree of any court of the United States or any foreign country.

2.6  Authority   Shareholders owning the legally required
percentage of voting stock in SEI, have authorized the execution of this Agreement and consummation of the transaction contemplated herein. Agent has full power and authority to execute. deliver and perform this Agreement and this Agreement is a lega1, valid and binding obligation of Agent and SEI, and is enforceable in accordance with its terms and conditions.

                           ARTICLE III

3.1 Organization. WSC, the common shares of which will ultimately be those shares received by the shareholders of SEI, to be distributed at the time of conversion of the. TIP preferred shares, was organized in the State of Minnesota, USA, November 26, 1971, under the name Minnesota Invaders Inc. WSC made its initial public offering shortly thereafter. WSC has experienced several name changes over the years. Prior to changing its name to WolfStone, the Company name was Integrated Direct, Inc., with the trading Symbol IDIR.

3.2 Domicile. WSC has experienced changes in domicile, the most recent past was the State of Delaware. The public Company domicile is now, the State of Nevada

3.3  Corporate headquarters and Operations Headquarters.
WSC's business headquarters is in the City of Woodbridge, California; its operational headquarters is in the City of Abilene, Texas.

3.4 Material Contracts. Neither TIP, nor WSC have any material contracts to which either is a party, or by which it is bound which would effect this transaction in a negative manner.

                             ARTICLE IV

4.1  Terms and Conditions   This transaction shall be
accomplished by means of a tax free stock for stock exchange. TIP shall acquire 100% of the authorized and issued stock, with all assets and liabilities of SEI (3,209,594 shares, $l0.00 par), in exchange for 1,604,797 shares of $20.00 par, Convertible, Cumulative class-A. Preferred Shares of TIP. The purchase price of $32,095,947 was based on professional valuation of SEI's proven, producing reserves. 5000 shares of WSC's Convertible, Cumulative Class-B Preferred Stock, with voting privileges, and earning a 5% annual dividend, shall be issued to persons assisting the negotiations of this acquisition.
According to agreement between WSC and TIP, TIP's Convertible Preferred Stock will become convertible to the Common Shares of the publicly held WSC, instead of the common shares of TIP.

4.2 Breach of Covenant. Should WSC fail to honor its agreement to arrange for the sale of, or buy-back, of the shares, as detailed in "2" and "4.1" above, or any part of the terms and conditions of this Agreement any and all assetts and/or 0i1, gas and mineral 1eases assigned and/or transferred to WSC and/or TIP, Inc. by Agent shall be null and void and of no effect. In such an event, Agent may rescind the assignment or transfer of the assets and/or oil, gas and mineral leases without need of a court order, and may Cite same in the Official Public Records of the appropriate County Clerk's office. Further, should WSC fail to perform its obligations under this Agreement, in whole or in part, any and all assets and/or oil gas and mineral leases assigned and/or transferred to WSC and/or TIP, Inc by Agent sha1l be null and void and of no effect. In such an event, Agent may rescind the assignment or transfer of the assets and/or oil, gas and mineral leases without need of court order, and may file same in the official public records of the appropriate county Clerk's Office. In either event described above, Agent shall be entitled to retain any and all sums tendered to and any arid all
stock issued to Agent by WSC   pursuant to this Agreement, and
such retaining of said sums and stock is in addition to any other rights available to Agent, including the right to sue WSC for breach of warranty, or breach of covenant under this Agreement.

                            ARTICLE V

5.1 Effective Date. This Agreement shall become Effective, upon the execution by authorized, witnessed, signatures of the Constituents. The exchange of physical shares involved in the herein detailed transaction shall be accomplished expeditiously.

5.2 Counterparts. This Agreement may be. executed in one or more counterparts each of which shall be deemed an original but all which together shall constitute one and the same instrument. This document may be executed by the Contituents, utilizing facsimile transmission, to bind this Agreement, and it shall be as legally binding as though executed in hard copy.

5.3 Hard Copy. The Constituents may utilize facsimile transmission to legally bind this Agreement but the Constituents shall at their convenience execute multiple (4) Hard Copies for WSC. the publicly held corporation, for tiling with any agencies in event this should be applicable.

                           ARTICLE VI

6.1 Non-waiver. The failure of any Constituent to this Agreement to insist in any one or more cases upon the performance by another Constituent, of any of the provisions terms or conditions of this Agreement, or to fail to exercise any option herein contained shall not be construed as a waiver or relinquishment of any other provision term or condition of this Agreement. No waiver by a Constituent or a breach by the other Constituent, shall be construed as a waiver with respect to any other subsequent breach.

6.2 Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only and shall not define, limit, or add to the meaning of any provision of this Agreement.

6.3 Notices. Any formal notices, or demands by a constituent Company hereto, shall be in writing and of hard copy, and shall be deemed to be duly given on the date of delivery by courier, or "served" on the tenth day after mailing, if mailed to the Constituent to which notice is being given, by first class, registered or certified, postage prepaid to the headquarters office of the Constituent, to its address as it may be at a given time.

6.4 Venue. This Agreement and its application shall be governed by the laws of the State of Texas and be construed by the appropriate courts of the State of Texas. Venue shall be in Taylor County, Texas.

6.5 Binding Effect. This Agreement in all its terms and conditions shall inure to and be binding upon the Corporate successors, directors, senior officers, executors and assigns, of each of the Constituent Companies and major shareholders thereof.

6.6 Mutual Consideration. The constituents hereto shall cooperate with each other to achieve the mutually desired purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to successfully accomplish the intention of the transaction described herein, for the best interests of each of the Constituent Companies.

6.7 Exhibits. Any exhibit referred to in this agreement, but not currently available, shall be provided at the earliest possible date. The representations by the Constituents hereto, of this Agreement and in any Attachments or Addendums hereto, shall survive the Effective Date hereof, and shall supercede any and all prior agreements and understandings, if any, between the Constituent Companies. and subsequent to the Effective Date of this Agreement. can only be modified by resolutions ratified by the Boards of Directors of each of the Constituent Companies or by vote of shareholders carrying the right to vote a majority of the controlling shares of the parent corporation.

IN WITNESS WHEREOF, Each or the Companies being Constituents hereto have expressed their acceptance and agreement of the terms and conditions of this Agreement by their duly authorized representatives affixing their respective and witnessed signatures below.

For WolfStone Corporation         For Texas International Petroleum, Inc.


By: /s/  Marie N. Rolfe           By: /s/  C.C. Coleman
Marie N. Rolfe, Acting Secretary  CC Coleman, Director


For Ravendale Financial, Inc.


By: /s/  Norma Eltringhan
Norma Eltringham, Vice President